Exhibit 99.1


Lincoln Federal savings bank
--------------------------------------------------------------------------------
1121 East Main St.
Plainfield, Indiana 46168
                 LINCOLN BANCORP REPORTS SECOND QUARTER EARNINGS
For Immediate Release

Wednesday, July 16, 2003

Plainfield, IN: Lincoln Bancorp (Nasdaq: LNCB) (the "Company"), the holding company of Lincoln Federal Savings Bank (the "Bank"), announced today that net income for the second quarter ended June 30, 2003 was $1,037,000, or $.27 for basic and $.26 for diluted earnings per share. This compared to net income for the comparable period in 2002 of $942,000, or $.22 for basic and $.21 for diluted earnings per share. Return on assets was .75% and return on equity was 5.25% for the second quarter of 2003 compared to .76% and 4.45%, respectively, for the same period last year.

Net income for the six-month period ended June 30, 2003 was $1,940,000, or $.49 for basic and $.47 for diluted earnings per share. This compared to $2,052,000, or $.46 for basic and $.45 for diluted earnings per share for the same period of 2002. Return on average assets was .72% and return on average equity was 4.87% compared to .90% and 5.14%, respectively, for same period ended June 30, 2002.

Assets totaled $554.5 million at June 30, 2003, an increase from December 31, 2002 of $32.6 million for an annualized growth rate of over 12%. This growth occurred in net loans, up $50.5 million from yearend 2002. Cash and interest-bearing deposits in other banks declined by $14.0 million and investment securities available for sale declined $6.0 million.

Deposits totaled $295.4 million at June 30, 2003, an increase of $25.0 million or an annualized rate of nearly 19% from December 31, 2002. The majority of this growth was demand deposits, up $9.2 million and money market deposits, up $23.0 million. Certificates of deposit declined by $6.6 million from yearend. Federal Home Loan Bank advances increased $10.0 million to $173.0 million.

Net interest income for the second quarter of 2003 was $3,895,000 compared to $4,003,000 for the same period in 2002. Net interest margin was 2.96% for the three-month period ended June 30, 2003 compared to 3.34% for the same period in 2002. The average yield on earning assets decreased .82% for the second quarter of 2003 compared to the same period in 2002. The average cost of interest-bearing liabilities decreased .66% from the second quarter of 2002 to the second quarter of 2003. This decreased spread from 2.66% to 2.50%, or .16%.

Net interest income year-to-date through June 30, 2003 was $7,735,000 compared to $7,855,000 for the same period in 2002. Net interest margin was 3.01% through June 30, 2003 down from 3.24% for the same six-month period one year ago. Net interest income was down from one year ago as a result of declining margins and reduced spreads.
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The Bank's provision for loan losses for the second quarter 2003 was $269,000 compared to $65,000 for the same period in 2002. Non-performing loans to total loans at June 30, 2003 were .53% compared to .58% at December 31, 2002, while non-performing assets to total assets were .47% at June 30, 2003 compared to ..44% at December 31, 2002. The allowance for loan losses as a percentage of loans at June 30, 2003 was .80% compared to .82% at December 31, 2002. The provision for the first six months of 2003 was $434,000 compared to $80,000 last year for the same six-month period.

Other income for the three months ended June 30, 2003 was $1,126,000 compared to $606,000 for the same quarter of 2002. Net realized and unrealized gains (losses) on sale of loans improved to $412,000 from $193,000 during the same period in 2002. Miscellaneous other income increased to $551,000 during the second quarter of 2003 from $275,000 during the same quarter of 2002. Other income for the six months ended June 30, 2003 was $1,988,000 compared to $1,243,000 for the same period last year. This improvement was led by improved gains on the sale of loans totaling $663,000 this year compared to $422,000 last year and by a $475,000 improvement in miscellaneous other income to $1,024,000 for the six months ended June 30, 2003.

Other expenses were $3,354,000 for the three months ended June 30, 2003 compared to $3,113,000 for the same three months of 2002, or a 7.7% increase. Primary reasons for the increase were from normal operating cost increases plus the addition of our second de novo branch in the Greenwood market during October 2002. Other expenses for the six months ended June 30, 2003 were $6,714,000 compared to $5,948,000 for the same period last year, an increase of $766,000. Salaries and employee benefits increased $263,000, net occupancy expenses increased $101,000, equipment expenses increased $144,000, data processing increased $99,000 and other expenses increased $160,000 during the six months ended June 30, 2003 over the same period in 2002. A majority of the increase was due to the addition of the new Greenwood branch, remodeling of our Brownsburg branch and improvements made to our information technology infrastructure.

The book value of Lincoln Bancorp common stock was $17.71 per share at June 30, 2003 compared to $17.56 at December 31, 2002.

On September 1, 2003, Lincoln Federal Savings Bank will change its name to Lincoln Bank.

Lincoln Bancorp and Lincoln Federal Savings Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Brownsburg, Crawfordsville, Frankfort, Greenwood and Mooresville.

Contact:
Tim Unger
President and CEO
tunger@lincolnfederal.com
317-839-6539



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                                 LINCOLN BANCORP
               SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                   (Unaudited)
                (Dollars in Thousands, Except Per Share Amounts)
                                                                                June 30               December 31
                                                                                 2003                    2002
                                                                                -------               -----------

Balance Sheet Data:

     Total assets                                                              $554,460                $521,857

     Loans, net (including loans held for sale)
                                                                                406,737                 356,268
     Cash and interest-bearing deposits in other banks
                                                                                 13,303                  27,298
     Investment securities available for sale
                                                                                 93,590                  99,600
     Investment securities held to maturity
                                                                                  1,770                   1,780
     Deposits
                                                                                295,415                 270,367
     Federal Home Loan Bank advances and repurchase agreements
                                                                                173,027                 163,009
     Note payable
                                                                                    -                       249
     Stockholders' equity
                                                                                 78,574                  82,120

     Book value per common share                                               $  17.71                $  17.56

     Shares outstanding                                                       4,436,246                4,676,401

     Equity to assets                                                            14.17%                    15.74%
     Non-performing assets to total assets                                        0.47%                     0.44%
     Non-performing loans to total loans                                          0.53%                     0.58%
     Allowance for loan losses to total loans                                     0.80%                     0.82%

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                                                             Three Months Ended June 30          Six Months Ended June 30
                                                             --------------------------          ------------------------
                                                               2003             2002               2003            2002
                                                               ----             ----               ----            ----
Operating Data:

     Interest Income:
        Loans                                                 $6,422           $6,229              $12,577        $12,404
        Investment securities                                    981            1,458                2,096          2,888
        Deposits with financial institutions                      56               87                  107            160
        Dividends on FHLB stock                                  118              121                  222            235
           Total interest income                                7,577           7,895               15,002         15,687
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                                                                     Three Months Ended June 30          Six Months Ended June 30
                                                                     --------------------------          ------------------------
                                                                       2003             2002               2003            2002
                                                                       ----             ----               ----            ----
     Interest Expense:

        Deposits                                                       1,674           1,964              3,288            3,979
        Borrowings                                                     2,008           1,928              3,979            3,853
           Total interest expense                                      3,682           3,892              7,267            7,832
     Net Interest Income                                               3,895           4,003              7,735            7,855
        Provision for loan losses                                        269              65                434               80

     Net Interest Income After Provision for Loan Losses               3,626           3,938              7,301            7,775

     Other Income (Losses):

        Service charges on deposit accounts                              208             177                408              350
        Net realized and unrealized gains on sale of loans               412             193                663              422
        Net realized gains on sale of securities available                (9)              -                (35)               -
           for sale
        Equity in losses of limited partnership                          (36)            (39)               (72)             (78)
        Other                                                            551             275              1,024              549
           Total other income (losses)                                 1,126             606              1,988            1,243
     Other Expenses:
        Salaries and employee benefits                                 1,674           1,646              3,444            3,181
        Net occupancy expenses                                           197             144                413              312
        Equipment expenses                                               241             175                480              336
        Data processing expense                                          325             278                651              552
        Professional fees                                                 87             109                201              181
        Mortgage servicing rights amortization                            78             131                133              162
        Advertising and business development                              99             115                209              197
        Goodwill and core deposit intangible amortization                 23              26                 48               52
        Other                                                             630            489              1,135              975
           Total other expenses                                         3,354          3,113              6,714            5,948
     Income before income taxes                                         1,398          1,431              2,575            3,070
     Income taxes                                                         361            489                635            1,018
     Net income                                                        $1,037         $  942             $1,940           $2,052


     Basic earnings per share                                          $ 0.27         $ 0.22             $ 0.49           $ 0.46
     Diluted earnings per share                                        $ 0.26         $ 0.21             $ 0.47           $ 0.45


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Other Data:
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                                              Three Months Ended June 30         Six Months Ended June 30
                                              --------------------------         ------------------------
                                               2003                2002           2003              2002
                                               ----                ----           ----              ----

     Interest rate spread                      2.50%               2.66%          2.54%             2.54%
     Net interest margin                       2.96%               3.34%          3.01%             3.24%
     Return on average assets                  0.75%               0.76%          0.72%             0.90%
     Return on average equity                  5.25%               4.45%          4.87%             5.14%


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